Frontier Financial Corporation Announces Outstanding First Quarter 2006 Earnings Up 41.5%; Total Assets Exceed $3 Billion

EVERETT, WA -- 04/19/2006 -- Frontier Financial Corporation (NASDAQ: FTBK) today announced earnings for the first quarter ended March 31, 2006. Net income for the first quarter 2006 increased 41.5% to $15.4 million, compared with net income of $10.9 million in 2005. This was a result of a pre-tax increase in net interest income in 2006 of $9.5 million and a nonrecurring gain of $2.1 million on the sale of a portion of property that had been owned for several years that initially was purchased for potential branch expansion. On a diluted per share basis, first quarter net income for 2006 was $.52 per share compared with $.38 in 2005, an increase of 36.8%, adjusted for the 3-for-2 stock split as of May 16, 2005. Annual return on average assets and return on average equity for 2006 was 2.17% and 18.45%, respectively, compared to 1.89% and 16.79%, respectively, for 2005.

John J. Dickson, President and CEO of Frontier Financial Corporation, said, "We achieved outstanding double digit growth in both the first quarter and year over year net income, loans and deposits. Loans increased by $576.8 million, or 27.5% since first quarter 2005. Deposits for the same period increased $484.0 million, or 25.7%. Our tax equivalent net interest margin was 5.61% for the first quarter 2006, and was 5.12% for the same period in 2005, an expansion of 49 basis points, primarily due to Federal Reserve Board rate increases."

Highlights

For the first quarter 2006:

--  First quarter earnings of $15.4 million, up 41.5% from the first quarter
    2005 of $10.9 million.
--  Fully diluted first quarter earnings per share increased 36.8% to $.52 from
    $.38 a year ago.
--  Tax equivalent net interest margin up to 5.61% in the first quarter from
    5.12% for the first quarter of 2005.
--  Efficiency ratio continues as one of the industry's best at 41% for the first quarter down from 44% for the first quarter 2005.
--  Return on average equity of 18.45% for the first quarter, up from 16.79%
    for first quarter 2005.
--  Return on average assets of 2.17% for the first quarter, compared to 1.89%
    for first quarter 2005.
--  Total assets exceeded $3.0 billion for the first time in the history of
    Frontier Financial Corporation.
Asset Quality

As of March 31, 2006, nonperforming assets were .17% of total assets compared to .64% a year ago. Nonaccruing loans decreased to $5.2 million at March 31, 2006, down from $15.3 million at March 31, 2005 and up slightly from $4.9 million at December 31, 2005. The ratio of loans past due over 30 days was .31% of total loans at March 31, 2006, up slightly from previous quarter end but still very low. "The strength of our local economy has provided the foundation for the quality of our loan portfolio," said Lyle E. Ryan, President of Frontier Bank.

During the first quarter of 2006, the Corporation provided $2.5 million for loan losses as compared to $850 thousand for the first quarter of 2005. The total allowance for loan losses stood at $38.7 million, or 1.45% of total loans outstanding compared to $31.5 million, or 1.50% of total loans outstanding for the same time period last year. The allowance for loan losses including the allocation for undisbursed loans of $3.5 million, would amount to a total allowance of $42.2 million, or 1.58% of total loans outstanding as of March 31, 2006. This compares to the undisbursed allocation of $2.5 million, for a total allowance of $34.0 million, or 1.63% of total loans outstanding for the same time period last year. For the quarters ended March 31, 2006 and 2005, net loan charge offs amounted to a net recovery of $120 thousand and $422 thousand, respectively. "Despite the strong loan quality and the net loan recoveries, management felt it prudent to provide this amount to the reserve for loan losses based on our continued strong loan growth, particularly in the residential construction and land development sector," stated Dickson. "The housing market in the Puget Sound area remains very strong," he added.

First Quarter 2006 Operating Results

Operating Results

Net interest income for the first quarter of 2006 was $37.3 million, an increase of $9.5 million, or 34.1%, compared to $27.8 million for the prior year first quarter.

Frontier's tax equivalent net interest margin was 5.61% in 2006, compared to 5.12% in 2005. Approximately 51% of the Corporation's loans are variable rate (immediately repriceable) and 15% are adjustable rate, which reprice within three months to five years, depending on the index. The yield on earning assets increased 126 basis points to 8.40% in the first quarter 2006 from 7.14% in the first quarter 2005, and the cost of funds increased 96 basis points to 3.44% in the first quarter 2006 from 2.48% in the first quarter 2005.

Total noninterest income for the year increased $2.2 million, up 69.2% to $5.3 million from $3.1 million, in 2005. The major component of this increase was a $2.1 million nonrecurring gain on the sale of a portion of property that had been owned for several years that initially was purchased for potential branch expansion.

Total noninterest expense increased $3.1 million to $16.8 million, for the quarter ending March 31, 2006, up 22.6%, compared with the same period last year. Salaries and benefits increased $2.0 million or 23.5% as a result of various staff and the five branch additions over the past year.

Balance Sheet and Capital Management

At March 31, 2006, Frontier's total assets were $3.02 billion, and deposits totaled $2.37 billion, an increase of 25.8% and 25.7%, respectively, compared to the prior year. Net loans of $2.63 billion and investments of $114.3 million reflected an increase of 27.6% and a decrease of 26.4%, respectively.

The capital of the Corporation was $354.4 million at March 31, 2006, up from $263.6 million a year ago, an increase of 34.8%. Weighted average year-to-date diluted shares totaled 29,790,370 for 2006 versus 28,363,647 for 2005.

Dickson stated, "The previously announced second quarter 2006 cash dividend of $.175 per share, an increase of 25.0% over the first quarter 2005, representing the 26th consecutive quarter of increased cash dividends, will be paid to shareowners on Monday, April 24, 2006." Frontier began paying cash dividends to shareowners in 1999.

Branch Additions and Merger

On January 31, 2006 Frontier closed the merger of NorthStar Financial Corporation. On February 1 NorthStar's offices in the communities of Ballard and Fremont opened as the 42nd and 43rd offices of Frontier. As of March 31, 2006, these offices accounted for $165 million in loans and $130 million in deposits, which contributed substantially to the first quarter growth of both categories. In addition, those two offices contributed $559 thousand to net income in the two months of the first quarter, which included $1.2 million of net interest income, $25 thousand of noninterest income and $384 thousand of noninterest expense.

Frontier opened its 44th office in University Place, Pierce County, in February.

Certain amounts in prior years' financial statements have been reclassified to conform to the 2006 presentation. These classifications have not had an effect on previously reported income or equity.

Frontier Financial Corporation is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank. Frontier Bank offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

CERTAIN FORWARD-LOOKING INFORMATION -- This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Frontier of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release. Frontier undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Frontier files from time to time with the Securities and Exchange Commission, including Frontier's 2005 Form 10-K.

       FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF INCOME
                     (Unaudited)

(In thousands, except for
 per share amounts)            For the Three Months Ended      For the year
                                                                  ended
                            March 31,   December 31, March 31, December 31,
                               2006        2005        2005        2005
                            ----------  ----------  ----------  ----------

INTEREST INCOME
  Interest and fees on
   loans                    $   54,120  $   49,383  $   36,954  $  173,753
  Interest on investments        1,100       1,186       1,396       5,133
                            ----------  ----------  ----------  ----------
    Total interest income       55,220      50,569      38,350     178,886
                            ----------  ----------  ----------  ----------
INTEREST EXPENSE
  Interest on deposits          14,582      12,095       8,085      40,714
  Interest on borrowed
   funds                         3,334       2,987       2,439      11,022
                            ----------  ----------  ----------  ----------
   Total interest expense       17,916      15,082      10,524      51,736
                            ----------  ----------  ----------  ----------
Net interest income             37,304      35,487      27,826     127,150

PROVISION FOR LOAN LOSSES       (2,500)       (900)       (850)     (4,200)
                            ----------  ----------  ----------  ----------

Net interest income after
 provison for loan losses       34,804      34,587      26,976     122,950
                            ----------  ----------  ----------  ----------
NONINTEREST INCOME
  Provision for loss on
   equity investment                 -           -        (152)       (211)
  Gain on sale of secondary
   mortgage loans                  295         329         217       1,249
  Service charges on
   deposit accounts              1,057       1,035       1,135       4,365
  Other noninterest income       3,964       1,678       1,942       7,672
                            ----------  ----------  ----------  ----------
    Total noninterest
     income                      5,316       3,042       3,142      13,075
                            ----------  ----------  ----------  ----------
NONINTEREST EXPENSE
  Salaries and employee
   benefits                     10,647      10,048       8,621      36,543
  Occupancy expense              2,150       2,147       1,821       7,654
  State business taxes             655         307         456       1,798
  Other noninterest expense      3,316       3,518       2,775      12,117
                            ----------  ----------  ----------  ----------
    Total noninterest
     expense                    16,768      16,020      13,673      58,112
                            ----------  ----------  ----------  ----------
INCOME BEFORE INCOME TAX        23,352      21,609      16,445      77,913

PROVISION FOR INCOME TAX        (7,924)     (7,308)     (5,538)    (26,329)
    NET INCOME              $   15,428  $   14,301  $   10,907  $   51,584
                            ==========  ==========  ==========  ==========
Weighted average number of
 shares outstanding for the
 period                     29,477,019  28,426,408  28,205,505  28,321,096
Basic earnings per share    $     0.52  $     0.50  $     0.39  $     1.82
                            ==========  ==========  ==========  ==========
Weighted average number of
 diluted shares outstanding
 for period                 29,790,370  28,640,296  28,363,647  28,495,034
Diluted earnings per share  $     0.52  $     0.50  $     0.38  $     1.81
                            ==========  ==========  ==========  ==========
Efficiency ratio                    41%         41%         44%         41%
Return on average assets          2.17%       2.20%       1.89%       2.09%
Return on average equity         18.45%      19.69%      16.79%      18.75%
Net interest margin               5.57%       5.75%       5.08%       5.45%
TE Effect                         0.04%       0.05%       0.04%       0.03%
                            ----------  ----------  ----------  ----------
*TE Net interest margin           5.61%       5.80%       5.12%       5.48%
                            ==========  ==========  ==========  ==========

*Tax equivalent is a nonGAAP performance measurement used by management in operating the business. Management believes this provides investors with a more accurate picture of the net interest margin for comparative purposes

       FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                CONSOLIDATED BALANCE SHEET
                        (Unaudited)

(In thousands, except shares)

                                      March 31,    December 31,   March 31,
ASSETS                                   2006         2005         2005
                                     -----------  -----------  -----------
Cash & due from banks                $   115,787  $    85,631  $    75,141
Federal funds sold                        22,587          733       33,332
Securities:
   Available for sale-fair value         108,690      104,904      147,819
   Held to maturity-amortized cost         5,588        5,713        7,421
                                     -----------  -----------  -----------
          Total securities               114,278      110,617      155,240
Loans recievable:
  Held for sale                            3,389        5,711        3,820
  Held for portfolio, net of
   unearned income                     2,668,306    2,383,513    2,091,067
  Less allowance for loan losses         (38,730)     (33,805)     (31,467)
                                     -----------  -----------  -----------
          Net loans                    2,632,965    2,355,419    2,063,420
Premises & equipment, net                 28,866       29,769       29,049
Intangible assets                         41,126        6,476        6,476
Federal Home Loan Bank (FHLB) stock       15,029       14,154            -
Bank owned life insurance                 21,509       18,136       17,610
Other assets                              24,704       19,340       17,228
                                     -----------  -----------  -----------
   TOTAL ASSETS                      $ 3,016,851  $ 2,640,275  $ 2,397,496
                                     ===========  ===========  ===========
LIABILITIES
Deposits:
  Noninterest bearing                $   392,001  $   395,852  $   313,939
  Interest bearing                     1,977,746    1,665,528    1,571,781
                                     -----------  -----------  -----------
   Total deposits                      2,369,747    2,061,380    1,885,720
Federal funds purchased and
  securities sold under repurchase
   agreements                             11,836       20,813       11,843
Federal Home Loan Bank advances          245,422      240,000      220,083
Junior subordinated debt                   5,156            -            -
Other liabilities                         30,276       21,985       16,257
                                     -----------  -----------  -----------
   TOTAL LIABILITIES                   2,662,437    2,344,178    2,133,903
                                     -----------  -----------  -----------

SHAREOWNERS' EQUITY

Preferred stock, no par value;
 10,000,000 shares authorized                  -            -            -
Common stock, no par value;
 100,000,000 shares authorized           180,256      131,695      127,846
Retained earnings                        170,142      159,978      133,161
Accumulated other comprehensive
 income, net of tax effect                 4,016        4,424        2,586
                                     -----------  -----------  -----------
   TOTAL SHAREOWNERS' EQUITY             354,414      296,097      263,593
                                     -----------  -----------  -----------
TOTAL LIABILITIES AND SHAREOWNERS'
 EQUITY                              $ 3,016,851  $ 2,640,275  $ 2,397,496
                                     ===========  ===========  ===========
Shares outstanding at end of period   30,050,119   28,438,150   28,267,652

Book value                                 11.79        10.41         9.32
Tangible book value                        10.43        10.18         9.10

Contact:
John J. Dickson
Frontier Financial Corporation
President & CEO
425-514-0700

Lyle E. Ryan
Frontier Bank
President & COO
425-514-0700